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         Linda Bengston, Media Relations, 816/792-7902
         Theresa Schekirke, Investor Relations, 816/792-6826


                         Ferrellgas Announces Agreement
                        to Purchase Skelgas Propane, Inc.

         LIBERTY, Mo. (March 25, 1996)--Ferrellgas Partners, L.P., (NYSE:FGP) announced today that it has signed a definitive agreement to purchase the stock of Skelgas Propane, Inc., a subsidiary of Superior Propane Inc., of Toronto, Canada, for total purchase consideration in excess of $85 million. The closing of the transaction is subject to customary conditions, including regulatory approval.
         Skelgas, which is the nation's seventh-largest propane supplier, operates 92 retail propane outlets across the United States, with sales of approximately 97 million gallons a year to residential, industrial/commercial and agricultural customers.
         "Skelgas is an industry pioneer, a company with a long, impressive history of serving its customers and the propane industry," says James E. Ferrell, Ferrellgas Partners, L.P., chairman and chief executive officer. "We look forward to combining that strong reputation with our own. This acquisition will strengthen our presence in the propane industry. Because of the opportunity to combine operations, we believe the acquisition will enhance the Partnership's operating income and cash flow."
         Skelgas was acquired by Superior Propane in 1990 as part of the corporation's expansion into the U.S. propane market. Superior is a wholly owned subsidiary of Norcen Energy Resources, Limited, of Calgary.
         Based on retail gallons sold, Ferrellgas is the second-largest propane retailer in the United States with approximately 700,000 residential, industrial/commercial, agricultural and trading customers across the nation.

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